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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

            We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Kaydon Corporation Director Deferred Compensation Plan and the Kaydon Corporation 2003 Non-Employee Directors Equity Plan of our report dated January 31, 2003, (except with respect to the matter discussed in the second paragraph of Note 11, as to which the date is March 14,
2003) with respect to the consolidated financial statements and schedule of Kaydon Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Detroit, Michigan
May 8, 2003